Exhibit 21

Subsidiaries

Jialijia Zhongtai Chunfeng Group Co., Limited*	100% wholly owned
Dajiwanqi Holding Changzhou Co. Ltd. (China)	100% wholly owned
Ruchang Wenchuan Gas Co. Ltd (China)*	70% owned
Zhongtai Chunfeng Wanqi (Chengdu) Industrial Group Co., Limited (China)	100% owned

*

Huazhongyun Group Co. Limited (Hong Kong) changed its name to Calico Darji Group Holdings Co., Limited on August 28, 2020. On June 1, 2021, Calico Darji changed its name to Jialijia Zhongtai Chunfeng Group Co., Limited.

**	Jiannan Wu, our General manager and Director, owns 25% of Ruchang Wenchuan Gas Co. Ltd.